Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION
OF
ITRACKR SYSTEMS, INC.

Pursuant to Section 607.1007 of the Business Corporation Act of the State of Florida, the undersigned, being the President of iTrackr Systems, Inc., a Florida corporation (the "Corporation"), hereby certifies that the Articles of Incorporation of the Corporation were filed with the Secretary of State of Florida on March 4, 2004, bearing Document No. P04000041568. The undersigned further certifies that the text of the Articles of Incorporation is hereby amended and restated as herein set forth in full and shall supersede the original Articles of Incorporation, as amended:

ARTICLE I: CORPORATE NAME

The name of this Corporation is ITRACKR SYSTEMS, INC.

ARTICLE II: NATURE OF CORPORATE BUSINESS AND POWERS

The general nature of the business to be transacted by this Corporation shall be to engage in any and all lawful business permitted under the laws of the United States and the State of Florida.

ARTICLE III: CAPITAL STOCK

The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be One Hundred Ten Million (110,000,000), of which:

(i)           One Hundred Million (100,000,000) shares shall be designated Common Stock, no par value.  Each issued and outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of the shareholders;

(ii)           Ten Million (10,000,000) shares shall be designated as Preferred Stock.  The Board of directors of the Corporation, by resolutions, at any time and from time to time, shall be authorized to divide and establish any or all of the unissued shares of Preferred Stock into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established.

ARTICLE IV: TERM OF EXISTENCE

This Corporation shall have perpetual existence.

ARTICLE V: PRINCIPAL OFFICE AND MAILING ADDRESS

The principal office and mailing address of the Corporation is 20423 State Road 7, Suite F6490, Boca Raton, Florida 33495.

ARTICLE VI: BOARD OF DIRECTORS

The Board of Directors shall consist of not less than one nor more than seven individuals. The number of directors may be increased or decreased from time to time by amendment to the Bylaws.

ARTICLE VII: INDEMNIFICATION

The Corporation may indemnify any director, officer, employee, or agent of the Corporation to the fullest extent permitted by Florida law.

ARTICLE VIII: REGISTERED AGENT AND ADDRESS

The Registered Agent of this Corporation shall be John Rizzo at 20423 State Road 7, Suite F6490, Boca Raton, Florida 33495.

ARTICLE IX: AFFILIATED TRANSACTIONS

This Corporation expressly elects not to be governed by Section 607.0901 of the Florida Business Corporation Act, as amended from time to time, relating to affiliated transactions.

ARTICLE X: CONTROL SHARE ACQUISITIONS

This Corporation expressly elects to be governed by Section 607.0902 of the Florida Business Corporation Act, as amended from time to time, relating to control share acquisitions.

The foregoing amended and restated articles of incorporation were adopted pursuant to written consent of the directors of the Corporation and no shareholder action was required, in accordance with Sections 607.1007 and 607.0704 of the Florida Business. Corporation Act.

IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed these Restated Articles of Incorporation this 20th day of January 2011.

/s/ John Rizzo
John Rizzo, President

CERTIFICATE OF ACCEPTANCE BY REGISTERED AGENT

Pursuant to the provisions of Section 607.0501 of the Florida Business Corporation Act, the undersigned submits the following statement in accepting the designation as registered agent and registered office of ITRACKR SYSTEMS, INC., a Florida corporation (the "Corporation"), in the Corporation's Amended and Restated Articles of Incorporation:

Having been named as registered agent and to accept service of process for the Corporation at the registered office designated in the Corporation's Amended and Restated Articles of Incorporation, the undersigned accepts the appointment as registered agent and agrees to act in this capacity. The undersigned further agrees to comply with the provisions of all statutes relating to the proper and complete performance of its duties, and the undersigned is familiar with and accepts the obligations of its position as registered agent.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 20th day of January 2011.

/s/ John Rizzo
John Rizzo, Registered Agent